Exhibit 99.2

FISCAL 2021 THIRD QUARTER CONFERENCE CALL TRANSCRIPT

May 4, 2021 / 08:00 AM EDT

On May 4, 2021, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2021 third quarter, ended March 31, 2021. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Angeline C. McCabe Premier, Inc. – VP of IR

Michael J. Alkire Premier, Inc. – President and CEO

Craig S. McKasson Premier, Inc. – CFO, CAO, Senior VP & Treasurer

CONFERENCE CALL PARTICIPANTS

Anne E. Samuel – JP Morgan Securities LLC – Analyst

Jailendra Singh Crédit Suisse Securities (USA) LLC – Analyst

Jared Haase William Blair & Co. LLC – Analyst

Richard Close Canaccord Genuity LLC – Analyst

Jessica E. Tassan Piper Sandler & Co. - Analyst

Iris Long Berenberg Capital Markets LLC - Analyst

Bill Sutherland The Benchmark Company - Analyst

Stephanie Davis Demko SVB Leerink LLC – Analyst

Allen Lutz BofA Securities, Inc. - Analyst

PRESENTATION

Operator

Good morning. My name is Dexter and I will be your conference operator today. At this time, I would like to welcome everyone to the Premier, Inc. Fiscal Year 2021 Third Quarter Results and Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. As a reminder, this conference is being recorded.

Ms. Angie McCabe, you may begin your conference.

Angeline C. McCabe

Vice President, Investor Relations, Premier, Inc.

Thank you, Dexter. Welcome to Premier’s fiscal 2021 third quarter conference call. Our speakers this morning are Mike Alkire, our President and CEO, and Craig McKasson, our Chief Administrative and Financial Officer.

PREMIER, INC.

Fiscal 2021 Third Quarter Conference Call Transcript

Before we get started, I want to remind everyone that our earnings release, and the supplemental slides accompanying this conference call, are available in the Investor Relations section of our website at investors.premierinc.com. Management’s remarks today contain certain forward-looking statements, and the actual results could differ materially from those discussed today. These forward-looking statements speak as of Today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our Form 10-Q for the fiscal third quarter, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

Also, where appropriate, we will refer to adjusted or other non-GAAP financial measures, such as free cash flow, to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our earnings Form 8-K, which we expect to furnish to the SEC soon.

I will now turn the call over to Mike Alkire.

Michael J. Alkire

President & CEO, Premier, Inc.

Thanks, Angie. Good morning, everyone, and thank you for joining us today for a discussion of our fiscal 2021 third quarter results, outlook for the remainder of this fiscal year and preliminary thoughts on fiscal 2022. Before we get started, let me say that I’m honored and humbled to have been chosen by our Board to lead Premier as we continue on our strategic journey to transform healthcare together with our members.

I want to thank Susan for her leadership and her role in shaping Premier into the company it is today, an industry-leading healthcare solutions company with an extensive provider network and artificial intelligence-enabled technology platform that helps our members and other customers to deliver and provide access to higher quality, more cost-effective healthcare. Susan and I continue to work closely to ensure a smooth transition, and I look forward to her continued insights and perspectives for Premier as she takes on her advisory role.

Turning to some highlights for the third quarter, we are pleased with our results, which exceeded our expectations and reflect another quarter of strong fundamental performance. Compared with the third quarter of fiscal 2020, consolidated net revenue grew 40%, supply chain services segment net revenue increased 56% and performance services segment net revenue grew 3%.

As we expect, adjusted EBITDA and adjusted earnings per share declined year-over-year primarily due to the amended and extended GPO agreements that were executed in August 2020. We also announced this morning that we are increasing our fiscal 2021 guidance ranges. We currently expect consolidated net revenue to be in the range of $1.671 billion to $1.711 billion, adjusted EBITDA to be in the range of $460 million to $475 million and adjusted EPS to be in the range of $2.42 to $2.51. Craig will discuss our financial results and updated guidance in his remarks.

This morning, as I take on the role of Premier’s new CEO, I want to share with you my view of our business and our path forward. With my background in technology, a long history in process improvement and a commitment to Premier’s vision, mission and values, I am focused on leading Premier’s continued evolution into a technology- based healthcare solutions provider. We will use our differentiated network, vast data and machine learning to help our members and other customers deliver higher-quality, lower-cost healthcare and reduce waste and other

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Fiscal 2021 Third Quarter Conference Call Transcript

inefficiencies. This is something that I’m very passionate about, and as part of my plan, I am focused on three key priorities as we advance our strategies to achieve our goals and to deliver long-term growth and value to our stockholders, members, and other stakeholders.

First, we are reinforcing our focus on our mission, vision, and values, and enhancing our culture with a mindset of innovation, growth, discipline, and accountability. This includes executing and delivering consistent operational and financial performance. Second, we are continuing to nurture our core business while expanding into adjacent markets and diversifying our business. We believe our strong relationships with our members also position us to serve the needs of employers, payers, and life sciences companies through our data and technology. Third, we will be more creative in our approach to increasing the value of our portfolio of unique assets. This includes building, acquiring, enhancing, and refining the right complement of assets and capabilities. A recent acquisition of Invoice Delivery Services, a leading provider of electronic invoicing and payment solutions for health care, is an example of this approach.

Adding the IDS capabilities to digitize and automate invoicing and payments to our technology portfolio of assets is a key component in advancing our strategy to tech-enable all aspects of the supply chain. We believe these capabilities will further diversify and grow our revenue streams by accelerating our expansion of technology- enabled financial solutions for health care. We also expect these capabilities will give us greater visibility to total number spend in the GPO, which will enable us to continue to identify GPO contract expansion opportunities and drive further contract compliance. In addition, IDS provides an opportunity for us to use advanced technology to help our members reduce the total cost of care by enhancing invoice and payment workflow and enabling automated communications between contracted parties.

Over the past several years, we have strengthened our foundation, one that positions us well for the opportunities that are ahead of us. We have long-standing strategic relationships with our members with access to what we believe is one of the industry’s largest repositories of health care data including clinical, financial, and operational data.

We’ve enhanced our integrated technology platform by expanding our natural language processing capabilities, which provide real-time and actionable insights at the point of the physician decision-making to reduce variations in care and safely reduce costs. We have further expanded our use of artificial intelligence to begin solving for new use cases in adjacent markets including the identification of patients for clinical trials and the modernization of manual and costly processes such as prior authorization.

We have a strong leadership team, with a significant industry experience in their respected areas of expertise. And we continue to operate from a position of financial strength, as reflected by our financial balance sheet, our free cash and our free cash flow generation. Under my leadership, we will look forward to further accelerate technology enablement to advance our strategies. Our members and our customers in adjacent markets are now being confronted with new expectations and requirements in an environment that will require technology enablement to help drive higher-quality healthcare through improved health outcomes with efficiency and lower cost. Premier is a critical partner in helping to navigate this new environment and address the necessary evolution into the future.

I’ll now discuss our view regarding some of the anticipated changes in Washington, D.C. While the Biden administration and Congress remain focused on ending the pandemic, attention is transitioning to economic recovery. This includes healthcare reforms to expand coverage and improve healthcare quality and cost effectiveness.

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Fiscal 2021 Third Quarter Conference Call Transcript

First, we anticipate an improved reimbursement environment for our hospitals and health system members, which may result in a greater ability and willingness for them to take or to make incremental investments in technology and services to improve quality and reduce costs. Second, there is an increased focus on value-based care and pricing transparency, including incentives to move to risk-based alternative payment models. We believe we are well-positioned to support our members through analytics capabilities that support evidence-based care and performance improvement.

Third, there is a strong bipartisan support for automating the healthcare systems’ antiquated prior authorization system. We believe we are well-positioned to support our members and other customers through our current prior authorization solution. And then, finally, we expect action to create a technology-enabled, resilient U.S. healthcare supply chain. Premier has already taken steps, many in partnerships with our members, to meet these needs, and we look forward to further partnering opportunities to improve healthcare supply chain resiliency.

In summary, we are very pleased with our third quarter results, the role we continue to play in supporting our members through the pandemic and our progress toward achieving our multi-year strategic goals. As we look forward, we are focused on operational and financial execution, advancing our strategy and delivering meaningful solutions to our members and our other customers to create long-term value for all of our stakeholders.

I will now turn the call over to Craig McKasson for a discussion of our financial performance and expectations.

Craig S. McKasson

Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Thanks, Mike. I’ll begin with a brief discussion of our fiscal 2021 third quarter results and provide details regarding our updated financial guidance for the remainder of fiscal 2021. We are pleased with our strong performance in the quarter, and we’re excited about the opportunities ahead of us. While we are still developing our fiscal 2022 plan, I will also provide you with our preliminary thoughts for next fiscal year.

For the third quarter of 2021, consolidated net revenue of $469.9 million increased 40% from the year ago quarter. Supply chain services segment revenue of $371.2 million increased 56% compared with the prior year quarter, and performance services segment revenue of $98.7 million increased 3% compared with the prior-year quarter.

In Supply Chain Services, net administrative fees revenue decreased compared with the prior-year quarter primarily due to, one, as we expected, our amended and extended GPO agreements, which were effective July 1, 2020, and reduced net administrative fees revenue by approximately $32 million in the third quarter compared with the prior-year quarter; two, the impact of the $5 million in GAAP-required noncash amortization of prepaid contract administrative fees as a result of our prior-year asset acquisition of Acurity and Nexera in February 2020; and three, the ongoing impact on net administrative fees revenue from the COVID-19 pandemic. Demonstrating the resiliency of our core business, these items were partially offset by growth in net administrative fees revenue as a result of the ramp-up from the addition of new members, including Virginia Mason Health System and Community Healthcare System, and ongoing contract penetration driven in part by our high-compliance portfolio programs and the addition of new contract categories and suppliers across both our acute and alternate site businesses.

Products revenue increased 253% from the prior-year quarter, primarily driven by $155 million in incremental revenue related to growth in commodity products and aggregated purchase of certain other products, as well as our ongoing success in securing PPE and other critically-needed, high-demand supplies for our members as a result of the COVID-19 pandemic. The growth in product revenues, while low margin given our commitment to deliver high-quality and low cost products to members in need, has delivered incremental profitability to mitigate the negative impact on our GPO, resulting from declines in utilization and spend during the pandemic.

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Fiscal 2021 Third Quarter Conference Call Transcript

In our Performance Services segment, revenue growth in the third quarter was primarily driven by $5 million in incremental revenue in our Contigo Health business, related to our acquisition of Health Design Plus in May 2020, as well as growth in our applied sciences, cost management and performance improvement consulting businesses.

These increases were partially offset by lower revenue associated with enterprise analytics license agreements during the current period, compared with the prior year period, which included significant revenue from enterprise analytics license agreements entered into during the prior year quarter.

With respect to profitability, GAAP net income was $51.4 million for the quarter. As we expected, consolidated adjusted EBITDA of $121.2 million in the third quarter decreased 22% from the prior year quarter, primarily due to supply chain services adjusted EBITDA of $117.9 million, which decreased 21% quarter-over-quarter, mainly as a result of the amended and extended GPO agreements and the non-cash amortization of the Acurity prepaid administrative fees.

This decline was partially offset by Performance Services segment adjusted EBITDA of $36 million, which increased 4% from the prior year quarter. Adjusted net income of $78.5 million decreased 12% from a year ago and adjusted earnings per share decreased to 12% to $0.64. Our effective tax rate of 22%, which we now expect for the remainder of fiscal 2021, was slightly lower than we previously anticipated and primarily results from the release of a valuation allowance on deferred tax assets associated with current year utilization of historical net operating losses. This change in the effective tax rate resulted in a $0.02 benefit to our diluted earnings per share in the third quarter and $0.05 for the nine months ended March 31, 2021.

From a liquidity and balance sheet perspective, cash flow from operations for the nine months ended March 31, 2021 was $192.4 million compared with $248.1 million for the prior year. The decrease was primarily due to expected lower net administrative fees revenue as a result of the amended GPO agreements and the impact of the COVID-19 pandemic. In addition, changes in working capital, including higher levels of inventory primarily driven by the impact of aggregated purchasing of PPE as a result of the pandemic, also impacted net cash from operating activities.

Free cash flow for the nine-month period ended March 31, 2021 was $91.6 million compared with $231.9 million for the same period a year ago. The decrease, as we expected, was primarily due to the same factors that impacted net cash provided by operating activities, as well as payments made to former limited partners of Premier LP in connection with the early termination of the tax receivable agreement as a part of the company’s restructure in August 2020. These factors were partially offset by the elimination of tax distributions to limited partners also resulting from the restructure.

On April 23, 2021, Premier’s board of directors declared a quarterly cash dividend of $0.19 per share payable on June 15, 2021 to stockholders of record as of June 1. Cash and cash equivalents totaled $132.6 million at March 31, 2021, compared with $99.3 million at June 30, 2020. Our five-year $1 billion revolving credit facility had an outstanding balance of $200 million as of March 31. And subsequent to quarter end, we repaid $75 million of that balance. In addition, we’re excited about our March 2021 acquisition of IDS.

These capabilities are operational although still in their early stages, and we expect to make incremental investments over the next year or so to further build out the technology. Our goal is to have enhanced functionality fully operational to our members and suppliers over the next 12 to 24 months. We currently believe this capability will deliver $50 million to $100 million in revenue over the next three to five years with meaningful profitability and will deliver a double-digit return on invested capital.

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Fiscal 2021 Third Quarter Conference Call Transcript

As Mike highlighted earlier, with our increased visibility on the remainder of this fiscal year, we are updating our fiscal 2021 full-year guidance which is based on our year-to-date performance through March 31, 2021 and our current expectations for the remainder of this fiscal year. Our guidance incorporates certain key assumptions related to our business and the health care market. And consistent with prior years, it does not incorporate the effect of any future significant acquisitions that we may undertake. We are making the following updates to our guidance. We are increasing Supply Chain Services segment net revenue to $1.3 billion to $1.33 billion, primarily comprised of GPO net administrative fees revenue of $565 million to $580 million and direct sourcing products revenue of $700 million to $720 million.

We are narrowing the range for Performance Services segment net revenue by increasing the low-end of the range, for a new range of $371 million to $381 million, representing 7% to 10% growth over prior year. Together, these produce an increase in expected consolidated net revenue to a range of $1.671 billion to $1.711 billion. We are increasing adjusted EBITDA to be in the range of $460 million to $475 million, as well as adjusted earnings per share to be in the range of $2.42 to $2.51.

Our fiscal 2021 guidance is based on the following assumptions. We continue to expect that GPO net administrative fees revenue may continue to be pressured by lower overall healthcare utilization, the potential deferral of certain elective procedures and the ongoing lower level of purchasing in non-healthcare-related areas as a result of the COVID-19 pandemic.

We currently expect direct sourcing products revenue to decrease sequentially by approximately $10 million to $20 million in the fourth quarter from the third quarter of fiscal 2021, with a further step down anticipated in fiscal first quarter 2022 as demand for certain PPE products subsides as a result of lower overall use as well as a result of many of our members completing the buildup of their stockpiles of PPE and other critically needed items.

As we have communicated previously, due to the timing and magnitude of enterprise analytics license agreements in our Performance Services segment, there will be periodic variability in the recognition of the revenue and profitability associated with these engagements during any given fiscal year. We expect capital expenditures to be slightly lower than we originally anticipated and to now be in the range of $100 million to $105 million for the fiscal year.

Lastly, we now expect that adjusted net income for full fiscal year 2021 will reflect an effective tax rate of 22%. As we look ahead to fiscal 2022, we expect the effective tax rate to revert back to a more normalized level ranging between 23% to 27%. As always, we will continue to evaluate the appropriate tax planning strategies. And to the extent we are able or not able to leverage any opportunities, it could bring us to the lower end or higher end of the range, respectively.

Finally, as Mike commented earlier, as we look forward to fiscal 2022, we remain focused on executing on the key priorities he laid out to further strengthen and position our business for long-term success and achieve our multiyear compounded annual growth rate targets of mid- to high-single digits, excluding the impact of the COVID-19 pandemic, for consolidated net revenue, adjusted EBITDA, and adjusted earnings per share.

We are still in a process of finalizing our fiscal 2022 plan. Importantly, during the past year, we have been focused on taking actions that will drive our performance in fiscal 2022 and beyond. Our initial view for fiscal 2022 is to target mid- to high-single-digit growth in consolidated net revenue and to be near the low end of our multi-year compound annual growth rate targets of mid- to high-single digits for adjusted EBITDA.

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Fiscal 2021 Third Quarter Conference Call Transcript

This will be driven in large part by two factors: first, the incremental impact on net administrative fees revenue from the restructuring in August 2020 as a result of the remaining members that did not agree to amended GPO agreements, which will result in a fee share at the higher end of the high-40s to low-50s percent range that we previously guided to; and second, some incremental investments to drive future growth.

We currently expect profitability growth to perform at a higher level in our targeted range in subsequent years as our solutions gain further traction across our members and other customers. We expect to provide full-year fiscal 2022 financial guidance on our fourth quarter earnings call. We remain very excited about near and longer term opportunities across our businesses.

Thank you for your time today. Dexter, we’ll now open the call up for questions.

QUESTIONS AND ANSWERS

Operator

Thank you. [Operator Instructions] Your first question comes from the line of Anne Samuel from JP Morgan. Your line is open.

Anne E. Samuel

JP Morgan Securities LLC – Analyst

Thanks so much for all of the color and congrats on the great quarter.

I was hoping maybe you could provide a little bit more color on the increased focus on value-based care. What’s the appetite looking like with your customer base to align with that? And what incrementally are you seeing out there in the marketplace?

Michael J. Alkire

President & CEO, Premier, Inc.

Yeah. This is Mike. So, it’s interesting. So, with the new Biden administration, it’s a little too early to tell, but, obviously, we’re really encouraged by the commentary and the actions that are coming out of D.C. And as you know, we’ve positioned the business to be a bit more agnostic, where we’re not so reliant on value-based care. But the net of everything is it’s a little early to tell, but I think the signs are positively pointing towards more value- based care.

Anne E. Samuel

JP Morgan Securities LLC – Analyst

Very helpful. Thank you.

Michael J. Alkire

President & CEO, Premier, Inc.

Thank you.

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Fiscal 2021 Third Quarter Conference Call Transcript

Operator

Your next question comes from the line of Jailendra Singh from Credit Suisse. Your line is open.

Jailendra Singh

Analyst, Credit Suisse Securities (USA) LLC

Yeah. Thank you and good morning and congrats on a good quarter. I want to get some color around Community Healthcare System contract when you announced a few days back – a few weeks back. My understanding is it must have been from Intalere GPO. I’m just wondering if it was a fallout from the recent acquisition of Intalere. And if you are seeing – or you’re expecting some additional opportunities from emerging from that combination.

Michael J. Alkire

President & CEO, Premier, Inc.

Yeah. I think, Jailendra, I know you’re referring to Community Health. So, just as a quick reminder, that was a broad-based win for Premier. Where, I think, our – obviously, our GPO and our pricing played a significant role in us winning that opportunity, as well as our – the future and what we’ve actually been implementing from a technology standpoint, to really get after all of the costs in the supply chain, to include purchased services. And some of the areas that we – that GPOs don’t historically focus on. But I think it was a win that really highlighted the differentiation that Premier has.

Jailendra Singh

Analyst, Credit Suisse Securities (USA) LLC

Okay. And then last comment Craig just made about just a headwind you see in fiscal 2022 about some contracts which were not negotiated for fee sharing previously. Can you quantify the impact of – how much is that? And with that, will you be done with all the contracts coming in the high-40, low-40 fee sharing arrangement? Just give us some more color a little bit.

Craig S. McKasson

Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Sure. This is Craig. I’ll start and then Mike can add any color. As we talked about when we did the restructuring in August of 2020, the vast majority of our members agreed to the amended and extended GPO agreements. But we did have a subset that were continuing or already in sort of an evaluation process. They continued under the existing contracts that we had in place prior to the restructuring for this fiscal year. And so, we’ve been working with them. The majority of them will have new agreements in place moving forward. There have been a very small subset that have through the process made a determination to partner with a different organization due to a leadership change or merger acquisition. But we’re not at a point actually specifically to quantify the magnitude. But it will have an impact on our growth next year and cause that fee share to move within the original range but from the high-40s to the low-50s.

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Fiscal 2021 Third Quarter Conference Call Transcript

Michael J. Alkire

President & CEO, Premier, Inc.

Yeah. Craig, the only thing I’ll add is that we are very disciplined about the economics that we provide to customers. And there are times when, from a business standpoint, it does not make sense to continue the partnership. So, we will walk away if, in fact, we’re not getting the economics that make sense for our business.

Jailendra Singh

Analyst, Credit Suisse Securities (USA) LLC

Okay. Thanks, guys.

Operator

Your next question comes from the line of Ryan Daniels from William Blair. Your line is open.

Jared Haase

Analyst, William Blair & Co. LLC

Hey. Good morning. This is Jared Haase in for Ryan. Mike, I wanted to circle back to one of the points that you’ve talked about in the prepared remarks just around some of the market adjacencies that you’re looking to expand into. And, yeah, I know we’ve talked a good deal about the employer and the life sciences. I think those have been themes in the last couple of quarters. So, I was hoping maybe we could spend a little bit more time around the payer segment that you mentioned.

Just curious if you could talk a little bit further about kind of where you see Premier sitting from a value proposition perspective for that channel? I know you talked a little bit about prior authorization, so maybe there’s some value add on that front. But you’re just curious if you could talk about any areas where you see Premier adding value and any specific investments or product areas that you think Premier can add to further penetrate that adjacent market?

Michael J. Alkire

President & CEO, Premier, Inc.

Sure. Thanks for the question. So, from a payer perspective, I think there’s two areas that – and you mentioned one of them – that I think our technology and our data and our network lend themselves well to providing valuable services, too.

So, first, we believe that in the prior authorization space issue, as you suggested, using our natural language technology to literally embed things into the workflow or insights into the workflow is something that payers are going to be very supportive of. And I think you’re aware that one of the initiatives that we’re currently working on is for Medicare which is all about PAMA, which is a focus on looking at ways to reduce high-cost imaging. So, just think of looking at ways to reduce high cost imaging. So, just think of the potential extension of high cost imaging and other diagnostics into the payer market. So, I think that’s number one.

Number two, we have a number of our healthcare systems that actually have health plans. And so, from that standpoint, many of them are very, very interested in linking into our Contigo Health initiative. As they think about how do they create a more meaningful, capable health plan to their communities and create – or leverage wrappers for when their health plan participants need services outside of their current geographic arena. So, I think, in two ways, one prior authorization and then, obviously, leveraging our Contigo Health offering.

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Fiscal 2021 Third Quarter Conference Call Transcript

Jared Haase

Analyst, William Blair & Co. LLC

Got it. That makes sense, and thanks for that. And then maybe just a quick follow-up, and, I think, this is, maybe, more for Craig. Can you just talk a little bit – to what extent your sales and implementations and business development activities, kind of, remain split between, sort of, virtual or remote or in-person, that you’re just trying to get a sense of what, kind of, normalized OpEx might look like and to what extent that might also be impacting the commentary that you shared regarding fiscal 2022 profitability.

Craig S. McKasson

Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Sure. I’ll start and then, again, Mike can add color as well. From a standpoint of virtual versus on-site, we certainly have some of our advisory services and our field force that have begun to go back on site to our facilities, but continue to do a fair amount in a virtual capacity as well. And, I think, the go-forward business will be a mix of that on a prospective basis, I would expect.

I would say that as we look to next year, we do expect to see some incremental OpEx, as continued travel starts to pick back up, as we do begin to reconvene with our members in person, which we have – in aggregate which we have done virtually this year. So, certainly, that is an impact on our fiscal 2022 performance as we return to normal. But overall continue to begin to be more onsite with our members, but we’ll also leverage the opportunity for virtual enhancement that I think has been learned across the industry through the pandemic.

Jared Haase

Analyst, William Blair & Co. LLC

Okay. Great. That makes sense. And thanks and congrats on the quarter.

Craig S. McKasson

Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Thank you.

Michael J. Alkire

President & CEO, Premier, Inc.

Thank you.

Operator

We have a question from Richard Close from Canaccord Genuity. Your line is open.

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Fiscal 2021 Third Quarter Conference Call Transcript

Richard Close

Analyst, Canaccord Genuity LLC

Great. Thanks. Congratulations on the quarter. Mike, I was curious if you could expand a little on your comment that you need to be creative in your approach to increasing the value of the portfolio assets. Is there anything specific that you can add to that or just like where are you coming from in terms of that statement?

Michael J. Alkire

President & CEO, Premier, Inc.

Yeah. First of all, you know, we’ve been doing a lot of it over the last couple of years where we’re looking for partners and others to really help extend our capabilities. So if you think about our future going forward and as we’re continuing to evolve into new markets, we are going to be looking for partners to literally help us expand in those markets either quicker or with more scale. So, think of maybe organizations within life sciences that have strong ability from a channel standpoint or think of organizations that can marry data that they have maybe from a claim standpoint with some of our clinical as well as our operational data. So, think of – also maybe in the prior authorization areas that we’re looking also for partners that have clinical protocols that we can embed into some of our machine learning and natural language technologies. So, those are – those would just be a couple of examples.

Richard Close

Analyst, Canaccord Genuity LLC

Okay. And then as we think about acquisitions and new product development, is there any sort of guidepost you can provide us in terms of how much is, like, focused in on the core business versus the new adjacent markets?

Craig S. McKasson

Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Sure. Richard, this is Craig. I don’t know that we’d say we have a specific earmark. Broadly, I think we will always look for capabilities to enhance our core technology capabilities on the supply chain side, things that we can do to further cement the technology evolution of our supply chain services and drive additional contract penetration and access to product suites, etcetera. On the performance services side, I think relative to the core provider component of the business, we’ll continue to look for ways to improve and enhance the data across the entire continuum of care. But we will also focus on opportunities to extend and, as Mike just talked about, look for those partnerships or potential M&A targets to further enhance our growth opportunities in the life sciences, payer and employer markets, although those do tie very directly to our kind of core capabilities and improving provider performance.

Richard Close

Analyst, Canaccord Genuity LLC

Okay. Thank you.

Operator

Your next question comes from the line of Jessica Tassan from Piper Sandler. Your line is open.

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Fiscal 2021 Third Quarter Conference Call Transcript

Jessica E. Tassan

Analyst, Piper Sandler & Co.

Hi. Thanks for taking the question. It’s Jess on for Sean. I think we were just interested if you could remind us what the net admin fee impact of the Acurity and Nexera transactions was that we are lapping in February of 2021? And then just any other P&L impact of those transactions that we should be aware of as we lap them?

Michael J. Alkire

President & CEO, Premier, Inc.

Sure. So from a standpoint of the Acurity and Nexera acquisition, we’ve disclosed the fact that prior to our acquisition of that business, they had entered into some agreements with a prepaid administrative fee that we were required to report from a GAAP standpoint in that way that’s about $20 million a year. So, we’ve been having the impact of that amortization of about $5 million per quarter in noncash amortization that now that we’re a year past should be lapped in terms of that impact as we move forward. And then again, they had entered into five-year agreements with the vast majority of their members prior to the acquisition so we’re in place with them moving forward.

And then for the rest of our business, the majority of our members entered into five-, six- and seven-year contracts at the increased fee share that we’d previously disclosed. We had talked about $100 million to $110 million or so impact to our fiscal 2021 results that as we move into fiscal 2022 we will be beyond, although we do have the small minority of numbers that I had talked about in my prepared remarks where either some of them will have incremental fee share as they’ve been operating under the historical 30% that all of our members had prior to the restructuring, and then we have had a couple again that potentially will not – or have made a decision to no longer remain with Premier as a result of either executive changes within that healthcare system, or due to merger and acquisition. We had a couple that were acquired as happens in a consolidation environment. But again, largest percentage of our members, 96%, agreed to the amended and extended GPO agreements moving forward.

Jessica E. Tassan

Analyst, Piper Sandler & Co.

Got it. And can I just follow-up and ask, what’s your sense of some of the strengths and performance services in the quarter? And should we expect that those are multi-month contracts or, kind of, shorter-term in nature? Any color would be helpful.

Michael J. Alkire

President & CEO, Premier, Inc.

Yeah. In general, our Health Design Plus acquisition is, obviously, going well. We’re continuing to see a lot of strong interest in our advisory services and our clinical decision support. And our life sciences business had a really solid quarter this quarter.

Craig S. McKasson

Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Yeah. And I think – this is Craig. Just a little bit of color. So, with respect to the applied sciences growth, that’s a combination of what we would call, sort of, short-term data projects, where we actually deliver data and they delivered strong growth and then, kind of, ongoing consulting projects. So, it’s really a mix of short-term and, kind of, more extended agreements. I will say, we continue to have a very positive pipeline of new engagements and continue to see really strong growth in the applied sciences part of our business.

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Fiscal 2021 Third Quarter Conference Call Transcript

As Mike mentioned in the performance improvement consulting arena, those are primarily engagements that they’re not one-time episodic, they tend to be consulting engagements to deliver, perform margin improvement services over a period of time. And, again, seeing really strong growth and performance in that part of the consulting practice. And so, just – it’s a blend of, sort of, as is typical, kind of more short-term engagements that deliver revenue in the quarter and then with extension beyond into the next quarter and beyond.

Operator

Your next question comes from the line of Iris Long from Berenberg. Your line is open.

Iris Long

Analyst, Berenberg Capital Markets LLC

Hi. Good morning. Thanks for taking my question. So, along the same line on life sciences, I’m just wondering if you can kind of speak about the opportunities there. So, Mike, you mentioned in the remarks that you guys have clinical trial recruitment. Maybe can you talk about that business a little bit? And then also can you kind of help us to understand what is sort of competition like for your life sciences business?

Michael J. Alkire

President & CEO, Premier, Inc.

Sure. So, this is Mike. I’ll start. So just as a reminder, our life sciences business obviously is focused, for the most part, towards the pharmaceutical industry but we do do some things with the medical device area as well. I think our sweet spot really is all around real-world evidence. So, as new discoveries are being made, I think pharma and med device partners really like a warm test bed, if you will, post drug approval to see how therapies are actually reacting in the real world. Because we have a very, very strong network, because we have very, very strong data, that provides them insights into how to effectively leverage those therapies into the patient markets. So, that’s number one.

Number two, and this is sort of a recent trend, we’re also beginning to work with life sciences company because we have the ability at the point of care to look at the unstructured data to identify whether or not patients would be good for specific drug trials. And so, there’s a lot of interest on behalf of pharma to understand the utilization of that technology and identify whether or not a patient has a good prospect of being a good candidate for a trial. So, we think that there’s a pretty significant upside from a drug trial patient identification standpoint.

As it relates to competitors, I think the very unique aspect or the very strong – the strength of Premier is basically the three items that Craig and I have been talking about. Really it’s our strong both clinical and operational data, two is our technology, our ability to use natural language technology, natural language processing and embed information or glean information from the electronic medical record. And it’s also our strong network that we have with our health systems with its ability truly to at a broad-based standpoint be able to look at real world studies and those kinds of things.

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Fiscal 2021 Third Quarter Conference Call Transcript

Iris Long

Analyst, Berenberg Capital Markets LLC

Okay. Great. And then my follow up question is on performance services. So, it sounds like the lower enterprise analytics licensing revenue, is entirely due to timing. Is that right? And then maybe can you kind of talk about your bookings and maybe pipeline for enterprise analytics solution?

Craig S. McKasson

Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Sure. This is Craig. So, yes, whenever we enter into an enterprise analytics license agreement, which we continue to really like because it furthers the sort of strategic alignment with the member and the long-term stickiness of that relationship. But the way the revenue recognition does work is that the majority – a large portion of the contracted revenue gets recognized at the time of that engagement. And so, there is a timing implication that’s going to happen. We did have enterprise analytics license agreements in the current quarter. It’s just not at the level that we had had in the prior-year quarter. So, it did present a little bit of a headwind in Q3. But in prior quarters earlier in the year, we had strong growth from those. From a pipeline standpoint, there continues to be a pipeline for those engagements and relationships moving forward. It’s just hard to predict, Iris, exactly what quarter something may hit in terms of how that pipeline develops over time.

Iris Long

Analyst, Berenberg Capital Markets LLC

Okay. Thanks.

Operator

The next question, Bill Sutherland with Benchmark Company.

Bill Sutherland

Analyst, The Benchmark Company

Thanks and good morning, everybody. Regarding services, with the addition – with the growth and additions you’ve made in that portfolio of businesses, I wonder if you could give us a feel now for the mix of revenue between Perpetual and SaaS and also tech-enabled services.

Craig S. McKasson

Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Sure. Bill, this is Craig. So we continue to have about 70% of the business today being technology-based, which is a combination of both the SaaS and the license-based revenue that we’ve discussed tied to enterprise analytics license agreements, and about 30% of our business is in the advisory services either, I’ll say, one to one margin improvement services that we provide or the collaboratives that we have which we think of as one to many consulting where we’re working on a collective issue such as bundled payment or some other aspect of value- based care that we continue to have in that portfolio as well.

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Fiscal 2021 Third Quarter Conference Call Transcript

Bill Sutherland

Analyst, The Benchmark Company

And then, Craig, within the 70%, roughly what would be the split with perpetual and more SaaS line?

Craig S. McKasson

Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

The significant majority today continues to be SaaS-based revenue, but we have had a ramp up in enterprise analytics license agreements over the past year or so. So, it has become more of a piece but the vast majority is still SaaS-based business.

Bill Sutherland

Analyst, The Benchmark Company

Okay. That’s exactly what I was wondering. And then finally, regarding Stanson, Mike, did you say that the use cases there with PAMA, is that a needle mover in this next fiscal year or should we think that that way?

Michael J. Alkire

President & CEO, Premier, Inc.

I think it’s all embedded in our forecasts and our guidance.

Bill Sutherland

Analyst, The Benchmark Company

For fiscal 2022?

Craig S. McKasson

Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Yeah. Well, we haven’t issued guidance for fiscal 2022 yet but included in the mid- to high-single digit revenue growth that we’ve contemplated and said we intend to target for next year. That factors in some incremental contributions from that part – that expansion of our business.

Bill Sutherland

Analyst, The Benchmark Company

Okay. Thanks, everybody.

Michael J. Alkire

President & CEO, Premier, Inc.

Thank you.

Operator

Next is Stephanie Davis with SVB Leerink. Your line is open.

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Fiscal 2021 Third Quarter Conference Call Transcript

Stephanie Davis Demko

Analyst, SVB Leerink LLC

Thank you for taking my questions and congrats on the quarter. I want to follow up on the real-world evidence question just given we’re seeing a lot of different players with data sets start to enter this side of the universe. Could you walk us through the competition dynamics? Is this something where a life sciences company would have solely one data set or will it be kind of a coopetition where multiple data sets can coexist in peace so there’s not as much need to differentiate?

Michael J. Alkire

President & CEO, Premier, Inc.

Yeah. You know a couple of things. First of all, I said earlier in our remarks that we’ve got some incredible data sets, right? So we have – if you think about our clinical data sets, we have more than 1,000 hospitals that subscribe to our clinical data sets, about 1,000 hospitals in our safety. As you think about you just heard the clinical decision support in Stanson Health, how we’re in hundreds of hospitals where we’re getting sort of real-time feeds back and forth with Epic, Cerner and Athena. You think about our operational labor data sets, again, we perhaps have close to 1,000 hospitals who participate there.

So, we just think we’ve got a very, very strong capable data set that’s very, very unique in the industry. And now most recently with some of the work that we’ve been doing with a couple of our members we’re now beginning to pull in claims data as well. So I think our history of integrating these data sets and creating meaningful insights out of these data sets are truly things that differentiate us. And then, our ability truly to take those data and write them into the workflow in terms of the insights or to pull information out of that, the workflow or from the electronic medical record is a pretty significant differentiation for our capability for life sciences.

Stephanie Davis Demko

Analyst, SVB Leerink LLC

And then thinking about the use cases for having this robust data set in a post-COVID world, is it more towards analytics? Is it more towards improving efficiencies, staffing, modeling? What are you seeing the demand for that?

Michael J. Alkire

President & CEO, Premier, Inc.

Yeah. Thank you. It’s a great question. So, post-COVID for our health systems, it’s all about getting back to normalcy. So, obviously, as there – as COVID is, in many cases, is on the downward swing, they’re trying to get as many elective procedures back up and running as quickly as possible.

Many of our healthcare systems are coming to us and asking us to help them to create more flexible corporate cost structures using our data, and be a bit more dynamic with those cost structures. And asking us to provide services and those kinds of things to augment them when they need help, or to help them when they need to reduce costs.

So, I think, number one, from a healthcare system standpoint, it’s really all about helping them get back to some form of normalcy. Life sciences, as Craig and I have both been talking about, I think that real world evidence is continuing to be a significant opportunity for us. Patient identification for drug trials and those kinds of things also seem to be, obviously, a much – the life sciences companies are very interested in that as well.

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Fiscal 2021 Third Quarter Conference Call Transcript

And then finally, from a Contigo standpoint, these – you have many of our large employer customers that have experienced some financial turmoil as a result of COVID. And they’re looking for ways to maximize the investment in healthcare for their employees. And so, they’re looking for our Contigo offering to, sort of, help them migrate through some of those scenarios, to ensure that they can work more closely with our health systems and get the lowest cost, highest quality care possible.

Stephanie Davis Demko

Analyst, SVB Leerink LLC

Sounds like a good setup. Thank you, guys.

Michael J. Alkire

President & CEO, Premier, Inc.

Thank you.

Operator

Next question is from Michael Cherny from Bank of America.

Allen Lutz

Analyst, BofA Securities, Inc.

This is Allen in for Mike. Thanks for taking the questions. Craig, I think you mentioned the direct sourcing business, some of the PPE you expect to see a step-down over the next couple of quarters. Can you talk about what you’re hearing from clients and what you see the demand curve looking like out a couple of quarters?

Michael J. Alkire

President & CEO, Premier, Inc.

Sure. So, I think, as I mentioned in my prepared remarks, demand certainly, as COVID has become a bit more stabilized, is coming down, although I will say it depends on kind of region and geography. I mean, we are continuing to see sort of a pretty significant wave in the upper Midwest. So in that part of the country, we are continuing to see demand. But in many other parts, as you’re well aware from everything you’re seeing in the news, COVID cases are down dramatically. And I think that people have become far more effective at sort of managing that in an appropriate fashion.

The other point that I highlighted that I think is important is that a lot of health systems have spent the past year ensuring they have appropriate stockpiles of critically needed PPE and other equipment so that they’re not put into a similar predicament as happened a year ago when they were down to the hour in terms of some of that supply. And so, we think that that’s been built up and we will get back to more of a normalized trend. So as I articulated, we see a slight step-down in Q4, $10 million to $20 million step-down off of what we had in the third quarter, and then do expect a pretty significant step-down moving into fiscal 2022 from the levels that we’re at at this point.

We are still sort of working through the exact sequential impact of that over multiple quarters, and I think we’ll have more color to that when we actually establish and issue guidance in August.

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Fiscal 2021 Third Quarter Conference Call Transcript

Allen Lutz

Analyst, BofA Securities, Inc.

Great. Thank you.

Operator

There are no further questions at this time. I would like to turn the conference back to Mr. Mike Alkire.

Michael J. Alkire

President & CEO, Premier, Inc.

Thank you, Dexter, and thank you all again for joining our call this morning. I look forward to engaging with you in the weeks and months ahead and sharing with you the progress we’re making on achieving our goals.

Operator

This concludes today’s conference call. Thank you all for joining. You may now disconnect.